P.O. Box 219139, Kansas City, MO 64121-9139	Application for Reinstatement of Individual Life Insurance

Policy Number: __________________________________	Name: ____________________________________________
Phone Number: __________________________________	Address:__________________________________________

Print full names of all to be reinstated.	Relationship to Primary Insured	Birthdate					Build			*Weight change in the last 12 months
		Month	Day	Year	Age	Sex	Ft.	In.	Lb.	Gain	Loss
1) Primary Insured
2)
3)
Primary Physician (provide name and address; if none, indicate none):
Physician last consulted (provide name, specialty, address, date last seen, and reason and results of last visit):

Questions apply to each Insured proposed for reinstatement.*
1)	Has there been any change in your occupation since the date of issue? If so, please specify.	☐ Yes ☐ No
2)	Has any application for life or health insurance been declined, postponed, or modified within the last two years?	☐ Yes ☐ No
3)	In the past three years have you flown other than as a scheduled airline passenger or do you intend to engage in any flying, other than as a scheduled airline passenger in the next 12 months?	☐ Yes ☐ No
4)	Do you currently take prescription, non-prescription, or herbal medication?	☐ Yes ☐ No
5)	Have you used any form of nicotine/tobacco products in the last 5 years? If Yes, provide date of last use.	☐ Yes ☐ No
6)	Do you consume alcoholic beverages? If Yes, provide type and number of drinks per day or week.	☐ Yes ☐ No
7)	Have you ever used (except as prescribed by a physician) or received treatment or counseling for the use of marijuana, heroin, cocaine, amphetamines, barbiturates, hallucinogenic agents, controlled substances, or opium or its derivatives?	☐ Yes ☐ No
8)	Have you sought advice, been counseled or treated for, or advised to limit the use of alcohol?	☐ Yes ☐ No
Have you ever been diagnosed, treated, or been given advice by any member of the medical profession for:
9)	Depression, anxiety, bipolar disorder, psychosis, schizophrenia, suicidal thoughts, eating disorder, or other nervous, mental, or emotional disorder?	☐ Yes ☐ No
10)	High blood pressure, high cholesterol, heart murmur, chest pain or pressure, heart attack, irregular heart rhythm, peripheral vascular disease, palpitations, aneurysm, or any other heart or vascular disorder?	☐ Yes ☐ No
11)	Anemia, blood clots, bleeding, leukemia, immune deficiency, or any other blood or immune disorder (excluding HIV)?	☐ Yes ☐ No
12)	Cancer, melanoma, tumor, or other malignancy?	☐ Yes ☐ No
13)	Diabetes, elevated blood sugar, or any other disorder of the thyroid or pituitary gland or the endocrine system?	☐ Yes ☐ No
14)	Asthma, COPD, emphysema, bronchitis, shortness of breath, sleep apnea, tuberculosis, or any other disorder of the lungs or respiratory system?	☐ Yes ☐ No
15)	Hepatitis, cirrhosis, ulcer, internal bleeding, polyps, colitis, Crohn’s disease, acid reflux (GERD), or any other disorder of the stomach, liver, colon, pancreas, or digestive system?	☐ Yes ☐ No
16)	A disorder of the brain, spinal cord, or nervous system, including stroke, TIA (transient ischemic attack), seizures, multiple sclerosis (MS), paralysis, tremors, fainting, chronic headaches, or loss of consciousness?	☐ Yes ☐ No
17)	Protein, sugar, or blood in urine or any other disorder of the bladder or kidneys?	☐ Yes ☐ No
18)	Arthritis, deformity, or any injury to or disorder of the bones, joints, muscles, back, neck, or spine?	☐ Yes ☐ No
19)	Any disorder of the breasts, uterus, ovaries, cervix, prostate, or reproductive organs?	☐ Yes ☐ No
20)	Menstruation, pregnancy, or complications from pregnancy?	☐ Yes ☐ No
21)	Are you currently pregnant? If yes, provide due date.	☐ Yes ☐ No
22)	Any sexually transmitted disease or disorder?	☐ Yes ☐ No
23)	Acquired Immune Deficiency Syndrome (AIDS), “AIDS” Related Complex (ARC), or tested HIV positive?	☐ Yes ☐ No
24)	In the last 5 years, have you had surgery, biopsy, an electrocardiogram, x-ray, blood test, or other diagnostic testing for any reason, except those related to the Human Immunodeficiency Virus (AIDS Virus), other than what you have already stated?	☐ Yes ☐ No
25)	In the last 5 years, have you been advised or referred by a medical professional for surgery, biopsy, medical treatment, or diagnostic testing for any reason, except those related to the Human Immunodeficiency Virus (AIDS Virus), other than what you have already stated?	☐ Yes ☐ No
*Provide details to all Yes answers. Identify question, specify conditions, dates, treatment (if any), and results.

ICC18A196

Authorization for the Release of Personal and Medical Information

To obtain a copy of or to revoke this authorization, contact: New Business Department Kansas City Life Insurance Company PO Box 219428 Kansas City, MO 64121-9428
This authorization applies to all persons whose signatures appear below.  The proposed Primary Insured and all other proposed Insureds must sign.
I authorize any health plan; physician; health care professional; hospital; clinic; laboratory; pharmacy or pharmacy benefit manager; medical facility; or other health care provider that has provided payment, treatment or services to me or on my behalf within the past 10 years ("My Providers"); MIB, Inc.; insurers; reinsurers; government agencies; consumer reporting agencies and/or employers to disclose my entire medical record, prescription history, medications prescribed and any other personal, financial, or protected health information concerning me to Kansas City Life Insurance Company or any person acting on behalf of Kansas City Life Insurance Company.  I authorize Kansas City Life Insurance Company, or its reinsurers, to make a brief report of my personal health information to MIB.  "Information" means facts regarding my physical or mental condition (including the diagnosis or treatment of Human Immunodeficiency Virus (HIV) infection; sexually transmitted diseases; mental illness; the use of alcohol, drugs, and tobacco; but excluding psychotherapy notes); employment; other insurance coverage; financial status; or any other relevant information about me or my minor children.  Information obtained will be released only to reinsurers; MIB, Inc.; persons and entities performing business duties as delegated or contracted for by Kansas City Life Insurance Company related to my application and subsequent insurance-related functions as permitted or required by law or as I further authorize.  Some of the health information obtained may be disclosed to persons or organizations that are not subject to federal health information privacy laws, resulting in the information no longer being protected under such laws.
By my signature below, I acknowledge that any agreements I have made to restrict my protected health information do not apply to this authorization and I instruct any health plan; physician; health care professional; hospital; clinic; laboratory; pharmacy or pharmacy benefit manager; medical facility; or other health care provider that has provided payment, treatment or services to me or on my behalf within the past 10 years ("My Providers"); MIB, Inc.; insurers; reinsurers; government agencies; consumer reporting agencies and/or employers to release and disclose my entire medical record without restriction.
This protected health information is to be disclosed under this authorization so that Kansas City Life Insurance Company may: 1) underwrite my application for coverage, make eligibility, risk rating, policy issuance and enrollment determinations; 2) obtain reinsurance; 3) administer claims and determine or fulfill responsibility for coverage and provision of benefits; 4) administer coverage; and 5) conduct other legally permissible activities that relate to any coverage I have or have applied for with Kansas City Life Insurance Company.
This authorization shall remain in force for 24 months following the date of my signature below and a copy of this authorization is as valid as the original.  This time limit complies with the time limit, if any, permitted by applicable law in the state where the policy is delivered or issued for delivery.  I understand that I have the right to revoke this authorization in writing at any time by providing written notification to the entity identified above, and I understand that a revocation is not effective to the extent that any of My Providers has already relied on this authorization to disclose information about me or to the extent that Kansas City Life Insurance Company has a legal right to contest a claim under an insurance policy or to contest the policy itself.  I understand that any information that is disclosed pursuant to this authorization is no longer covered by federal rules governing privacy and confidentiality of health information, but it will not be redisclosed by the recipient except as authorized by me or as required by law.
I understand that My Providers may not refuse to provide treatment or payment for health care services if I refuse to sign this authorization or otherwise condition my enrollment or eligibility for health benefits on my signing this authorization.  I further understand that if I refuse to sign this authorization to release my complete medical record, Kansas City Life Insurance Company may not be able to process my application or, if coverage has been issued, may not be able to make any benefit payments.  I understand that any authorized representative or I will receive a copy of this authorization upon request.

Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.
The undersigned declares that the questions have been answered to the best of his or her knowledge and belief and understands that reinstatement will not be effective until approved by the Home Office in Kansas City, Missouri.

Dated at _________________________________ this ______ day of __________, 20_____
City/State	Month	Year
_____________________________________________________________			_____________________________________________________________
Primary Insured's Signature (if under 15, parent/guardian signature)			Owner's/Trustee's Signature (if other than Primary Insured)

_____________________________________________________________			_____________________________________________________________
Spouse's Signature (if spouse coverage applied for)			First Other Insured's Signature (if over age 18)

_____________________________________________________________
Second Other Insured's Signature (if over age 18)

ICC18A196

NOTICE OF INFORMATION PRACTICES
Including Fair Credit Reporting Act Notice and MIB, Inc. Notice
Thank you for your application.  It is the major source of information about you which we use in evaluating your application and issuing your contract.  However, we wish to inform you that an investigative consumer report may be ordered as to your insurability.  If an investigative consumer report is prepared in connection with this application, you may request to be interviewed in connection with the preparation of this report.  This report may include, if applicable, information as to your character, general reputation, personal characteristics and mode of living (except as may be related directly or indirectly to your sexual orientation) as may be obtained through interviews with family members, friends, neighbors and associates.  We may also order a credit report.
If you would like to know whether such a report was ordered and, if so, receive additional information as to its nature and scope, including the name, address and phone number of the reporting agency, we will be pleased to furnish this information upon your written request to our Home Office at the address above.  You may receive a copy of such report by contacting the reporting agency.  Our experience shows that information from investigative reports usually does not have any adverse effect on our underwriting decision.  However, if it should, we will notify you in writing of this fact as well as provide you the identity by name and address of the reporting agency.  You may then wish to discuss the matter with that agency.
We are committed to protecting the privacy of our customer’s nonpublic personal information.  We will only disclose our customer’s nonpublic personal information:  among the affiliated companies of the Kansas City Life Group; to provide services to our customers and administer our business; to market products; and as otherwise permitted by law.  We may disclose our customer’s nonpublic personal information to our agents and representatives to provide services to our customers and for marketing purposes.  When we contract with other entities to provide support or marketing services, we will require them to adhere to our privacy standards.
Sometimes we acquire medical information about our customers, for instance, to underwrite an insurance contract or to process an insurance claim.  We will keep our customer’s medical information confidential.  We will not share our customer’s medical information even among the affiliated companies of the Kansas City Life Group without the customer’s consent.  We will only use or disclose our customer’s medical information to underwrite insurance, process claims, administer our business, to comply with laws and regulations or as otherwise authorized by our customers.
You have the right to obtain access to certain items of information we have collected about you, and you have the further right to request correction of information if you feel it is inaccurate.
If you wish to have a more detailed description of our information practices, we will be pleased to furnish this information upon your written request to our New Business Department, Kansas City Life Insurance Company, PO Box 219428, Kansas City, MO 64121-9428.
MIB, Inc. Notice
Information regarding your insurability will be treated as confidential.  Kansas City Life Insurance Company or its reinsurers may, however, make a brief report thereon to the MIB, Inc., formerly known as Medical Information Bureau, a not-for-profit membership organization of insurance companies, which operates an information exchange on behalf of its members.  If you apply to another MIB member company for life or health insurance coverage, or a claim for benefits is submitted to such a company, MIB, upon request, will supply such company with the information about you in its file.
Upon receipt of a request from you, MIB will arrange disclosure of any information in your file.  Please contact MIB at 866-692-6901.  If you question the accuracy of the information in MIB's file, you may contact MIB and seek a correction in accordance with the procedures set forth in the federal Fair Credit Reporting Act.  The address of MIB's information office is 50 Braintree Hill Park, Suite 400, Braintree, Massachusetts 02184-8734.
Kansas City Life Insurance Company, or its reinsurers, may also release information from its file to other insurance companies to whom you may apply for life or health insurance, or to whom a claim for benefits may be submitted.  Information for consumers about MIB may be obtained on its website at www.mib.com.
This page remains with the applicant.
ICC18A196